Exhibit 10.12

CRYPTOCURRENCY PURCHASE AGREEMENT

This CRYPTOCURRENCY PURCHASE AGREEMENT (this “Agreement”), is made and entered into on this __6_ day of January, 2025, by and between DV Chain International Inc., a company organized under the laws of Barbados (“DV”), and Hashdex Nasdaq Crypto Index US ETF, a statutory trust organized under the laws of Delaware (“Counterparty”, and together with DV, the “Parties” and each a “Party”).

WHEREAS, the Parties desire to enter into periodic transactions for the purchase and sale of cryptocurrency in accordance with the terms and conditions as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF CRYPTOCURRENCY

Section 1.1 Trading. During the term of this Agreement, transactions may be executed via (a) a request to purchase or sell a specified cryptocurrency (a “Trade Request”) process or (b) through a selection of a streaming price provided through an application programming interface (an “API”).

(a)	Execution Via a Trade Request. One Party (the “Requesting Party”) may provide to the other Party (the “Responding Party”) a Trade Request via telephonic and/or electronic communication (including via an API). Upon receipt of a Trade Request, the Responding Party may provide to the Requesting Party a price (which may be denominated in a fiat currency or another cryptocurrency) at which it is willing to sell or purchase (as the case may be) a specified quantity of such cryptocurrency (a “Price Quote”). The Requesting Party must accept a Price Quote within the expiry time, as defined by DV from time to time, otherwise the Price Quote will be deemed to be rejected and expire and no transaction may be effective in accordance with the Price Quote. If Requesting Party accepts the Price Quote, a transaction will be deemed to have been executed, on the terms set forth in the Price Quote, only at the time Responding Party confirms the execution (a “Confirmation of Execution”) via electronic and/or telephonic communication. If Responding Party does not provide a Confirmation of Execution, the Price Quote shall be deemed to be rejected and expire and no transaction shall be effected in accordance with such Price Quote. Following the Confirmation of Execution, Responding Party shall send to Requesting Party a trade confirmation confirming the terms of the purchase or sale (”Trade Confirmation”), including (1) the cryptocurrency to be purchased or sold; (2) the amount of such cryptocurrency to be purchased or sold (the “Specified Cryptocurrency”); (3) the total amount to be paid by the purchaser to the seller for the purchase of the Specified Cryptocurrency (the “Payment Amount”); and (4) the Settlement Date.

(b)	Execution Via Selection of Streaming Prices. DV may make an API available to Counterparty to assist in facilitating communications, information sharing, and the execution of transactions between the Parties. In the event the Counterparty submits an order for the purchase or sale of a cryptocurrency based on a price streaming provided through the API, a transaction will only be deemed to have been executed at the time DV confirms the execution (a “Transaction Confirmation”) via the API or another method. Following the Transaction Confirmation, DV shall provide a Trade Confirmation confirming the terms of the purchase or sale.

Section 1.2 Settlement. For each transaction, Counterparty or DV, as the case may be, will sell, transfer and deliver, and the other Party will purchase, all right, title and interest in and to the Specified Cryptocurrency, respectively, in accordance with methods of settlement set forth in the relevant Trade Confirmation and as detailed below.

(a)	Transfer and Delivery Process. Unless otherwise agreed to by the Parties,

i.	Counterparty Initial Obligations. On the Settlement Date, (1) where Counterparty is the purchaser, Counterparty shall transfer, or cause to be transferred, the Payment Amount to DV by transfer of immediately available funds to the account designated by DV or, for cryptocurrencies, to the applicable location, wallet, address, account or storage device (the “DV Wallet”) or (2) where Counterparty is the seller, Counterparty shall transfer, or cause to be transferred, the Specified Cryptocurrency to DV by transfer of immediately available cryptocurrencies to the applicable DV Wallet.

ii.	DV Subsequent Obligations. Promptly following receipt of the Payment Amount or receipt of the Specified Cryptocurrency by Counterparty, DV shall either (i) where DV is the seller, deliver, or cause to be delivered, the Specified Cryptocurrency to Counterparty by transfer of cryptocurrencies to the to the applicable location, wallet, address, account or storage device (the “Counterparty Wallet”), or (ii) where DV is the purchaser, transfer or cause to be transferred, the Payment Amount to Counterpart, by transfer of immediately available funds to the account designated by Counterparty or cryptocurrencies to the applicable Counterparty Wallet.

iii.	Erroneous Payments. Where DV or the Counterparty have transferred cryptocurrency or fiat currency to the other party in error, e.g., in excess of the Payment Amount, the party receiving such erroneous payment (the “Receiving Party”) shall endeavor to return the excess fiat or cryptocurrency to the sender who erroneously made such payment (the “Sending Party”), as soon as practicable. The Sending Party shall bear any wire or transaction fees associated with returning the erroneous payment.

(b)	Batch Settlement. The Parties may elect to net and settle all transactions executed on any day or during a specified time period at one time (a “Batch Settlement”). The Trade Confirmation will indicate whether the Parties have elected a Batch Settlement process and the details surrounding such settlement or any additional, bespoke terms that have been agreed upon between the Parties.

(c)	Escrow Provider. The Parties may elect for utilize a third-party escrow, custodian or banking partner (and “Escrow Provider”) to affect the settlement of a transaction via an escrow arrangement pursuant to the terms and conditions established by such Escrow Provider.

(d)	Counterparty Net Open Position Limit. Prior to entering into the first transaction pursuant to the terms of the Agreement, the Parties may agree in writing to the maximum net open position the Counterparty is allowed (the “NOP Limit”). For purposes of the foregoing, “net open position” means the current dollar value of the sum of all outstanding unsettled trades. In the event NOP Limit is exceeded, the Parties shall be restricted from entering into transactions and they agree to immediately settle all or a certain portion of the transactions outstanding to reduce the NOP to an agreed upon amount.

Section 1.3 Authorized Users. Counterparty shall identify each individual authorized to enter into transactions for and on behalf of Counterparty listed on Exhibit C, (each an “Authorized User”). Counterparty agrees to promptly notify DV in writing of any changes or updates to Counterparty’s list of Authorized User including notifying DV if any Authorized User is no longer authorized to act on behalf of Counterparty.

Section 1.4 Term. This Agreement shall remain in effect until terminated with at least 10 days’ prior written notice by either Party; provided, however, that any termination shall not affect the Parties’ obligations with respect to any transactions entered into prior to such termination.

ARTICLE II.

DEFINITIONS

Section 2.1 In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article II:

“Barbadian Sanctions Lists” shall mean the list of sanctioned persons, entities, countries, and territories sanctioned under the Anti-Terrorism Act Cap 158, the Money Laundering & Financing of Terrorism (Prevention & Control) Act, the Money Laundering & Financing of Terrorism (Prevention & Control) Amendment, or any other relevant Barbadian sanctions list.

“Cryptocurrency Network” shall mean the peer-to-peer computer network that governs the transfer of the applicable cryptocurrency.

“Counterparty Purchased Cryptocurrency” shall mean the number and type of cryptocurrency Counterparty is obligated to purchase from DV pursuant to a Trade Confirmation.

“DV Purchased Cryptocurrency” shall mean the number and type of cryptocurrency DV is obligated to purchase from Counterparty pursuant to a Trade Confirmation.

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and

(v) has the power to accept demand deposits, but does not include the U.S. or Barbadian branches or agencies of a foreign bank.

“Foreign Shell Bank” shall mean a Foreign Bank without a Physical Presence in any country, but does not include a regulated affiliate.

“Non-Cooperative Jurisdiction” shall mean any country or territory that has been designated as non- cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the United States or Barbados is a member and with which designation the United States or the Barbados representative to the group or organization continues to concur. See http://www.fatf- gafi.org for FATF’s list of non-cooperative countries and territories.

“OFAC” shall mean the United States Office of Foreign Assets Control. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at

http://www.treas.gov/offices/enforcement/ofac/.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, trust, estate or other entity, either individually or collectively.

“Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Settlement Date” shall mean the date of the Trade Confirmation, or a later date as may be mutually agreed upon between Counterparty and DV and confirmed in writing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 DV represents and warrants to Counterparty, as of the date hereof and on each Settlement Date:

(a)	DV is duly organized, validly existing and in good standing under the laws of the Country of Barbados. DV has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by DV of this Agreement, the performance by DV of its obligations hereunder and the consummation by DV of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of DV.

(b)	This Agreement has been duly executed and delivered by DV and (assuming due authorization, execution and delivery by Counterparty), this Agreement constitutes a valid and legally binding obligation of DV, enforceable against DV in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(c)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which DV is subject or conflict with, violate or constitute a default under any agreement, debt or other instrument to which DV is a party.

(d)	Neither DV, nor any Person who controls DV or any Person for whom DV is acting as an agent or nominee, as applicable (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time, nor bears a name that appears in the Barbadian Sanctions Lists; (2) is a Foreign Shell Bank; or (3) resides in or whose subscription funds are transferred from or through an account in a Non- Cooperative Jurisdiction.

(e)	With respect to any Counterparty Purchased Cryptocurrency, DV sells, transfers and delivers to Counterparty, DV is the lawful owner of such Counterparty Purchased Cryptocurrency with good and marketable title thereto, and DV has the absolute right to sell, assign, convey, transfer and deliver such Counterparty Purchased Cryptocurrency. Such Counterparty Purchased Cryptocurrency is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(f)	DV is the lawful owner of each DV Wallet and has good title thereto. Each DV Wallet is owned and operated solely for the benefit of DV, and no Person, other than DV, has any right, title or interest in any DV Wallet.

Section 3.2 Counterparty hereby represents and warrants to DV, as of the date hereof and on each Settlement Date:

(a)	Counterparty is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware. Counterparty has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Counterparty of this Agreement, the performance by Counterparty of its obligations hereunder and the consummation by Counterparty of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Counterparty.

(b)	This Agreement has been duly executed and delivered by Counterparty and (assuming due authorization, execution and delivery by DV), this Agreement constitutes a valid and legally binding obligation of Counterparty, enforceable against Counterparty in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(c)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Counterparty is subject or conflict with, violate or constitute a default under any agreement, debt or other instrument to which Counterparty is a party.

(d)	Neither Counterparty, nor any Person who controls Counterparty or any Person for whom Counterparty is acting as an agent or nominee, as applicable (1) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time, nor bears a name that appears in the Barbadian Sanctions Lists; (2) is a Foreign Shell Bank; or (3) resides in or whose subscription funds are transferred from or through an account in a Non- Cooperative Jurisdiction.

(e)	With respect to any DV Purchased Cryptocurrency, Counterparty sells, transfers and delivers to DV, Counterparty is the lawful owner of such DV Purchased Cryptocurrency with good and marketable title thereto, and Counterparty has the absolute right to sell, assign, convey, transfer and deliver such DV Purchased Cryptocurrency. Such DV Purchased Cryptocurrency is free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights.

(f)	Counterparty is the lawful owner of each Counterparty Wallet, and has good title thereto. Each Counterparty Wallet is owned and operated solely for the benefit of Counterparty, and no Person, other than Counterparty, has any right, title or interest in any Counterparty Wallet.

(g)	Counterparty agrees, understands and acknowledges that (i) DV engages in the bilateral purchase and sale of cryptocurrencies, including any such transaction contemplated by this Agreement, solely on a proprietary basis for investment purposes for its own account; (ii) if DV transacts with Counterparty it does so solely on a bilateral basis; and (iii) DV is not providing and will not provide any fiduciary, advisory, exchange or other similar services with respect to Counterparty, any person related to or affiliated with Counterparty, or any transaction subject to this Agreement. Counterparty further agrees, represents and warrants that (x) Counterparty is solely responsible for any decision to enter into a transaction subject to this Agreement, including the evaluation of any and all risks related to any such transaction; and (y) in entering into any such transaction, Counterparty has not relied on any statement or other representation of DV other than as expressly set forth herein.

ARTICLE IV.

EVENTS OF DEFAULT

Section 4.1 Events of Default. Each of the following shall be deemed an “Event of Default” by Counterparty:

(a)	Counterparty or any of its affiliates materially fails to comply with any provision of, or perform any obligation under, this Agreement or any other agreement with DV or any of its affiliates, including its obligation to deliver to DV any cryptocurrency or Payment Amount when due;

(b)	Any representation or warranty made by Counterparty is not true or correct in any material respect;

(c)	Counterparty has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted and either (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief of the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained, in each case within sixty (60) days of the institution or presentation thereof;

(d)	Counterparty or any of its affiliates are unable to pay their debts as they become due; or

(e)	Any regulatory authority with jurisdiction over Counterparty suspends the conduct of Counterparty’s business or revokes any material authorizations, memberships, licenses or other similar approvals.

Section 4.2 Remedies. Upon the occurrence of an Event of Default, DV shall have the right, in its commercially reasonable discretion, to take any of the following actions, provided such actions are proportionate to the nature and impact of the default:

(a)	Cancel and terminate any transaction that has not yet settled and require Counterparty to pay DV an amount reasonably determined by DV to compensate it for any and all losses, costs, expenses, and fees incurred in connection with such cancelled trade, including any loss of bargain, cost of funding, or loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position. DV shall deliver written notice specifying the reason for such cancelation or termination.

(b)	Set off and net any obligations of DV to Counterparty or any of Counterparty’s affiliates against any obligations of Counterparty or Counterparty’s affiliates to DV;

(c)	Terminate any or all of DV’s obligations for future performance to Counterparty; and

(d)	Take such other actions as DV, in its sole discretion, deems necessary or appropriate for its protection, all without notice or advertisement.

ARTICLE V.

TERMS OF USE

Counterparty agrees that: (a) The API is being provided to Counterparty on as “as is” basis for its internal use only and only Authorized Users shall access the API; (b) Counterparty shall, and shall cause each Authorized User to, access the API exclusively through a secure point including, but not limited to graphical or programmatic interfaces, whether accessed via the Internet, a private connection or any other technological means, using unique login credentials assigned to each Authorized User. Counterparty assumes all risk and bears sole responsibility for establishing access to the API;

(c) All information including, but not limited to pricing data, provided via the API (the “API Information”) is and shall remain the sole and exclusive property of DV. Counterparty shall have no right to use the API Information except as expressly permitted by the Agreement. Distribution of API Information is expressly prohibited; (d) DV may deny Counterparty’s access to the API at any time and without notice, for any reason including, but not limited to DV’s belief that such access is in violation of this Agreement; (e) Counterparty shall be responsible for all acts or omissions of any person utilizing the API, including, but not limited to, orders placed or transactions executed via the API through Counterparty’s access; (f) DV will use reasonable efforts but is under no obligation to accept an order from Counterparty for the purchase or sale of a cryptocurrency based on streaming price provided through the API or cancel an order that Counterparty seeks to cancel; (g) DV has no responsibility for Counterparty transmissions that are inaccurate or not received by DV; and (h) DV makes no warranty, express or implied, concerning the API or with respect to any data or information made available through the API and DV expressly disclaims any implied warranties of merchantability or fitness for a particular purpose, including any warranty for the use of the API with respect to its correctness, quality, accuracy, completeness, reliability, performance, timeliness, continued availability or otherwise.

Section 5.2 Limitation of Liability. COUNTERPARTY’S USE OF THE API IS AT COUNTERPARTY’S OWN RISK. NEITHER DV NOR ANY OF ITS OWNERS, OFFICERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH A “DV PARTY”) SHALL BE LIABLE TO COUNTERPARTY FOR ANY LOSS, COST, DAMAGE OR OTHER INJURY, WHETHER IN CONTRACT OR TORT, ARISING OUT OF OR CAUSED IN WHOLE OR IN PART BY COUNTERPARTY’S USE OF THE API OR THE INFORMATION PROVIDED THROUGH THE API. IN NO EVENT WILL ANY DV PARTY BE LIABLE TO COUNTERPARTY OR ANY THIRD PARTY FOR (I) ANY BREACH OF THIS AGREEMENT WHICH DOES NOT ARISE FROM ITS BAD FAITH, MISCONDUCT OR NEGLIGENCE;

(II) FOR ANY ACT OR OMISSION (INCLUDING

Section 5.1 Use of the API. By accessing the API, 5 INSOLVENCY) OR DELAY OF ANY THIRD PARTY,

INCLUDING ANY BANK, DIGITAL WALLET PROVIDER OR DIGITAL CURRENCY EXCHANGE OR ANY OF THEIR AGENTS OR SUBCONTRACTORS, (III) FOR ANY INTERRUPTION OR DELAYS OF SERVICE, SYSTEM FAILURE, OR ERRORS IN THE DESIGN OR FUNCTIONING OF ANY ELECTRONIC SYSTEM, UNLESS SUCH FAILURE RESULTS FROM DV’S NEGLIGENCE OR MISCONDUCT, OR

(IV) ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT (INCLUDING LOST PROFITS AND TRADING LOSSES AND DAMAGES) OR SIMILAR DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, EXCEPT IN CASES OF BAD FAITH, MISCONDUCT OR NEGLIGENCE. THIS PROVISION SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THE AGREEMENT.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 [RESERVED]

Section 6.2 Amendments; Waivers. The provisions of this Agreement may be amended only if the other Party has consented in writing to such amendment, action or omission. No such consent with respect to any such action or omission shall operate as a consent to, waiver of, or estoppel with respect to, any other or subsequent action or omission. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

Section 6.3 Assignment; Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, heirs, personal representatives, and permitted assigns. Counterparty may not assign or delegate its rights or obligations hereunder without the prior written consent of DV, which may be withheld in DV’s sole discretion.

Section 6.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 6.5 Descriptive Headings and Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless otherwise indicated, references to Articles and Sections herein are references to Articles and Sections of this Agreement.

Section 6.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each Party shall bear its own attorneys’ fees and expenses. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES.

Section 6.7 Confidentiality. Each of DV and Counterparty hereby agrees to not disclose, and to otherwise keep confidential, the transactions contemplated hereby, the existence or nature of any relationship between the Parties, the name of the other Party or the fact that the Parties engaged in any transaction (“Confidential Information”), provided, however, that each Party may disclose Confidential Information to its directors, officers, members, employees, agents, affiliates, and professional advisers or to financial institutions providing services to a Party in connection with any applicable anti-money laundering or compliance requirements .. If either Party is required by law, rule or regulation, or advised by legal counsel to disclose such information (the “Required Party”), the Required Party will, to the extent legally permissible, provide the other Party (the “Subject Party”) with prompt written notice of such requirement so that such Subject Party may seek an appropriate protective order or waive compliance with this Section 6.7. The Subject Party shall promptly respond to such request in writing by either authorizing the disclosure or advising of its election to seek such a protective order, or, if such Subject Party fails to respond promptly, such disclosure shall be deemed approved. The confidentiality obligations set forth in this Section 6.7 shall survive the termination or expiration of this Agreement.

Section 6.8 Entire Agreement. This Agreement and each Purchase Order executed on or after the date hereof contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, among the Parties with respect thereto.

Section 6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Transmission by telecopy, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

Section 6.10 Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service or (iv) sent via email, to the Parties, at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to DV, to:

DV Chain International Inc.
425 S Financial Pl, 28th Floor
Chicago, Illinois 60605
Attention: Legal
Email: legal@dvchain.co

(b)	If to Counterparty, to:

Hashdex Nasdaq Crypto Index US ETF

Av. Ataulfo de Paiva, 1120, Loja A

Rio de Janeiro, Brazil

Attention: Legal Team

Email: legal@hashdex.com

Date of service of such notice shall be (w) the date such notice is personally delivered or sent by email, (x) three (3) business days after the date of mailing if sent by certified or registered mail, or (y) one (1) business day after date of delivery to the overnight courier if sent by overnight courier.

Section 6.11 Third Party Beneficiaries and Assignment.

(a)	The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third- party beneficiary rights upon any other Person.

(b)	DV may assign all or any of its rights or transfer all or any of its rights, obligations and liabilities under this Agreement to any of its affiliates.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DV:

DV Chain International Inc.

By:	/s/ David Vizsolyi
Name:	David Vizsolyi
Title:	Director

COUNTERPARTY:

Hashdex Nasdaq Crypto Index US ETF

By:	/s/ Bruno Leonardo Passos
Name:	Bruno Leonardo Passos
Title:	Director

Exhibit A

DV’s Location, Wallet, Address, Account or Storage Device

Fiat Wire Instructions

Domestic:

Bank:

Bank Address:

ABA Number:

Beneficiary Name: DV Chain International Inc.

Beneficiary Address: Innovate LSO; First Floor; One Welches, Welches; St. Thomas, Barbados

Account Number:

International:

Intermediary Bank:

Bank Address:

SWIFT:

ABA Number:

Receiving Bank:

Receiving Bank Address:

Routing Number:

Beneficiary Name: DV Chain International Inc.

Beneficiary Address: Innovate LSO; First Floor; One Welches, Welches; St. Thomas, Barbados

Account Number:

BTC Address

[ ]

ETH Address

[ ]

Exhibit B

Counterparty’s Location, Wallet, Address, Account or Storage Device

Fiat Wire Instructions

Domestic:

Bank:

Bank Address:

ABA Number:

Beneficiary Name:

Beneficiary Address:

Account Number:

International:

Intermediary Bank:

Bank Address: SWIFT:

ABA Number:

Receiving Bank:

Receiving Bank Address:

Routing Number:

Beneficiary Name:

Beneficiary Address:

Account Number:

BTC Address

[       ]

ETH Address

[       ]

Exhibit C

Authorized Users

The following are authorized to send and confirm Trade Requests on behalf of Counterparty in accordance with Section 1.3 hereof:

Name: Bruno Leonardo Passos

Email: bl@hashdex.com

Name: Diogo Bezerra

Email: diogo.bezerra@hashdex.com

Name: Joao Marco Braga da Cunha

Email: joao.cunha@hashdex.com

Name: Pedro Nacif

Email: pedro.nacif@hashdex.com

Name: Lucas Rocha Afonso

Email: lucas.afonso@hashdex.com

Counterparty may change its Authorized Users by notice given to DV as provided herein.